EXHIBIT 5







                                                        February 16, 2000



Planet Entertainment Corporation
222 Highway 35
P.O. Box 4085
Middletown, New Jersey 07748

Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Planet Entertainment Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to in the aggregate 100,000 shares of the common stock of the Company, par value $.001 per share (the "100,000 Shares"), to be issued to attorneys (the "Persons") of Gusrae, Kaplan & Bruno ("GKB") pursuant to an Agreement dated as of February 16, 2000 (the "Agreement") by and between the Company and GKB.

         As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the 100,000 Shares being registered pursuant to the Registration Statement, when issued, upon the terms and conditions as set forth in the Agreement, will be legally issued.

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Planet Entertainment Corporation
February 16, 2000
Page -2-


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act and no other persons may rely upon this opinion for any reason and you may only rely on this opinion for the limited purpose of complying with Item 8(a) of Form S-8 solely with regard to the Registration Statement.

                                           Very truly yours,



                                           /s/ GUSRAE, KAPLAN & BRUNO
                                           --------------------------
                                               GUSRAE, KAPLAN & BRUNO